EMERGENT BIOSOLUTIONS REPORTS FOURTH QUARTER 2023 FINANCIAL RESULTS
•Fourth Quarter 2023 Total Revenues of $277 million, which aligned our Full Year to the mid-point of guidance
•Full Year 2023 Total Revenues of $1.05 billion, which was the mid-point of guidance
•Fourth Quarter 2023 Net Loss of $50 million and Adjusted EBITDA of $3 million
•Issues Q1 2024 and FY 2024 guidance
GAITHERSBURG, Md., March 6, 2024—Emergent BioSolutions Inc. (NYSE: EBS) today reported financial results for the quarter and year ended December 31, 2023.
"Emergent has a long history of helping protect people around the world from opioid overdose emergencies and chemical, biological and radiological threats. This commitment to public health, together with Emergent's leadership, give me confidence in the long-term future of the company," said Joe Papa, President and CEO at Emergent. "Emergent faces some short-term challenges, which we are addressing head on. At the same time, we are making decisions and putting strategies in place for Emergent to add value for customers, patients and investors. Emergent is a company with a bright future, and I am excited to help lead it forward."
FINANCIAL HIGHLIGHTS (1)
Q4 2023 vs. Q4 2022

($ in millions, except per share amounts)	Q4 2023	Q4 2022	% Change
Total Revenues	$276.6	$330.2	(16)%
Net Loss	$(49.5)	$(67.0)	26%
Net Loss per Diluted Share	$(0.95)	$(1.34)	29%
Adjusted Net Income (Loss) (2)	$(40.0)	$5.9	*
Adjusted Net Income (Loss) per Diluted Share (2)	$(0.77)	$0.11	*
Adjusted EBITDA (2)	$3.4	$44.0	(92)%
Total Segment Gross Margin % (2)	31%	32%
Total Segment Adjusted Gross Margin % (2)	32%	48%

* % change is greater than +/- 100%
Full Year 2023 vs. Full Year 2022

($ in millions, except per share amounts)	2023	2022	% Change
Total Revenues	$1,049.3	$1,117.5	(6)%
Net Loss	$(760.5)	$(211.6)	*
Net Loss per Diluted Share	$(14.85)	$(4.22)	*
Adjusted Net Loss (2)	$(319.0)	$(99.7)	*
Adjusted Net Loss per Diluted Share (2)	$(6.23)	$(1.98)	*
Adjusted EBITDA (2)	$(22.3)	$28.8	*
Total Segment Gross Margin % (2)	31%	36%
Total Segment Adjusted Gross Margin % (2)	33%	41%

* % change is greater than +/- 100%

SELECT Q4 2023 AND FULL YEAR BUSINESS UPDATES
•Launched NARCAN® Naloxone HCl Nasal Spray 4 mg Over-The-Counter (“OTC NARCAN®”), broadening our customer base and sales channels to retail pharmacies and digital commerce websites as well as through physician-directed or standing order prescriptions at retail pharmacies, health departments, local law enforcement agencies, community-based organizations, substance abuse centers and other federal agencies
•Announced U.S. Food and Drug Administration (“FDA”) approval of CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted), previously known as AV7909, a two-dose anthrax vaccine for post-exposure prophylaxis use
•Awarded a $75 million option to Emergent's existing contract for the acquisition of the newly approved CYFENDUS®
•Awarded a 10-year contract by the Biomedical Advanced Research and Development Authority (“BARDA”) for advanced development, manufacturing scale-up, and procurement of EbangaTM (ansuvimab-zykl) product, a treatment for Ebola
•Awarded a $379.6 million U.S. Department of Defense contract for RSDL®
•The FDA closed out its inspection of the Company’s Camden facility and issued a “close-out letter” of its Warning Letter issued in August 2022
•Continued progress on strengthening our fundamentals with key focus on our Medical Countermeasure (“MCM”) and NARCAN® products
•Implemented organizational and resource changes resulting in $160 million of annual savings
•Amended and extended maturity of our secured credit facility to May 2025
•Divested the Travel Health business valued at $380 million

FOURTH QUARTER 2023 FINANCIAL PERFORMANCE (1)
Revenues
Beginning in 2023, the Company revised the categories used in discussing product/service level revenues. The new categories are:
•NARCAN® — comprises contributions from NARCAN® Nasal Spray
•Other Commercial Products - comprises contributions from Vaxchora® and Vivotif®, which we sold to Bavarian Nordic as part of our travel health business in May 2023
•Anthrax MCM — comprises potential contributions from CYFENDUS®, previously known as AV7909, BioThrax®, Anthrasil® and Raxibacumab
•Smallpox MCM — comprises potential contributions from ACAM2000®, VIGIV and TEMBEXA®
•Other Products — comprises potential contributions from BAT®, RSDL® and Trobigard®
•Bioservices — comprises service and lease revenues from the Bioservices business

($ in millions)	Q4 2023	Q4 2022	% Change
Product sales, net (3):
NARCAN®	$111.0	$91.1	22%
Other Commercial Products	—	4.9	NM
Anthrax MCM	111.6	56.4	98%
Smallpox MCM	11.5	144.6	(92)%
Other Products	15.0	8.7	72%
Total Product sales, net	$249.1	$305.7	(19)%

Bioservices:
Services	$20.6	$17.2	20%
Leases	0.2	0.2	—%
Total Bioservices revenues	$20.8	$17.4	20%

Contracts and grants	$6.7	$7.1	(6)%

Total revenues	$276.6	$330.2	(16)%

NM - Not Meaningful
Products Revenue, net
NARCAN®
For Q4 2023, revenues from NARCAN® (naloxone HCl) Nasal Spray increased $19.9 million, or 22%, as compared with Q4 2022. The increase was primarily driven by higher OTC NARCAN® sales to U.S. public interest channels and retailers, partially offset by a decrease in sales of prescription based NARCAN® due to the launch of OTC NARCAN® in 2023 and the cessation of authorized generic NARCAN® sales related to the termination of the Company’s relationship with Sandoz.
Other Commercial Products
For Q4 2023, revenues from Other Commercial Products decreased $4.9 million as compared with Q4 2022. The decrease was driven by no sales of our Vaxchora® and Vivotif® products during the current year quarter, which we sold to Bavarian Nordic as part of our travel health business in May 2023.
Anthrax MCM
For Q4 2023, revenues from Anthrax MCM increased $55.2 million, or 98%, as compared with Q4 2022. The increase reflects the impact of timing of sales related to CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted), Anthrasil® (Anthrax Immune

Globulin Intravenous (human)) and BioThrax® (Anthrax Vaccine Adsorbed). Anthrax vaccine product sales are primarily made under annual purchase options exercised by the U.S. Government ("USG"). Fluctuations in revenues result from the timing of the exercise of annual purchase options, the timing and amount of USG purchases, the availability of governmental funding and timing of Company delivery of orders that follow.
Smallpox MCM
For Q4 2023, revenues from Smallpox MCM decreased $133.1 million, or 92%, as compared with Q4 2022. The decrease was due to no current quarter sales of TEMBEXA® and timing of VIGIV deliveries. Fluctuations in revenues from Smallpox MCM result from the timing of the exercise of annual purchase options in existing procurement contracts, the timing of USG purchases, the availability of governmental funding and timing of Company delivery of orders that follow.
Other Products
For Q4 2023, revenues from other product sales increased $6.3 million, or 72%, as compared with Q4 2022. The increase was primarily due to higher BAT® product sales, partially offset by lower sales of RSDL®.
Bioservices Revenues
Services
For Q4 2023, revenues from Bioservices services increased $3.4 million, or 20%, as compared with Q4 2022. The increase was primarily driven by resolution of a customer's outstanding obligation at our Bayview facility and increased production at our Camden facility, partially offset by a decrease in production at our Winnipeg facility. In the prior year, there was a reversal of revenue related to the halt in manufacturing under the Janssen Agreement.
Leases
For Q4 2023, revenues from Bioservices leases were consistent with Q4 2022.
Contracts and Grants
For Q4 2023, revenues from contracts and grants decreased $0.4 million, or 6%, as compared with Q4 2022. The decrease was primarily attributable to changes in the mix and timing of various development initiatives.
Operating Expenses

($ in millions)	Q4 2023	Q4 2022	% Change
Cost of Commercial product sales	$50.1	$40.2	25%
Cost of MCM product sales	97.2	127.6	(24)%
Cost of Bioservices	37.8	52.7	(28)%
Goodwill impairment	—	6.7	NM
Research and development (“R&D”)	29.4	47.0	(37)%
Selling, general and administrative (“SG&A”)	89.7	93.4	(4)%
Amortization of intangible assets	16.2	17.9	(9)%
Total operating expenses	$320.4	$385.5	(17)%

NM - Not Meaningful
Cost of Commercial Product Sales
For Q4 2023, cost of Commercial product sales increased $9.9 million, or 25%, as compared with Q4 2022. The increase was primarily due to higher sales of OTC NARCAN® and Branded NARCAN®, partially offset by no sales of Vivotif® and Vaxchora® or related expenses during the current quarter due to the sale of our travel health business to Bavarian Nordic in May 2023.

Cost of MCM Product Sales
For Q4 2023, cost of MCM product sales decreased $30.4 million, or 24%, as compared with Q4 2022. The decrease was primarily due to lower sales of TEMBEXA® and lower shutdown costs, partially offset by increases due to higher sales of CYFENDUS®, Anthrasil® and BioThrax®, inventory write-offs and additional allocations of cost of goods sold to MCM Products from Bioservices.
Cost of Bioservices
For Q4 2023, cost of Bioservices decreased $14.9 million, or 28%, as compared with Q4 2022. The decrease was primarily due to higher allocations to MCM Product cost of goods sold and reduced production activities related to the halt in manufacturing under the Janssen Agreement at our Bayview facility, coupled with decreases in production at the Company’s Camden and Winnipeg facilities.

Research and Development Expenses
For Q4 2023, R&D expenses decreased $17.6 million, or 37%, as compared with Q4 2022. The decrease was primarily due to the sale of the Company’s development program for CHIKV VLP to Bavarian Nordic, which was a significant contributor to prior period R&D expense, as well as a decrease in funded R&D across various development initiatives and reduction in related overhead costs driven by headcount reductions, partially offset by write-offs related to program terminations during the period and an increase in Ebanga™ and TEMBEXA® funded R&D.
Selling, General and Administrative Expenses
For Q4 2023, SG&A expenses decreased $3.7 million, or 4%, as compared with Q4 2022. The decrease was primarily due to decreases in consulting and contracted services and decreases in compensation and other employee costs related to the restructuring initiatives taken during 2023. The decrease was partially offset by an increase in marketing expenses related to the launch of OTC NARCAN® and higher professional services fees related to legal remediation services.
Goodwill Impairment
For Q4 2023, goodwill impairment decreased $6.7 million as compared with Q4 2022. The decrease was related to the Q4 2022 $6.7 million non-cash impairment charge to Goodwill in the Bioservices reporting unit, which reduced the reporting unit's goodwill balance to zero.
ADDITIONAL FINANCIAL INFORMATION (1)
Capital Expenditures

($ in millions)	Q4 2023	Q4 2022	% Change
Capital expenditures	$11.4	$23.6	(52)%
Less: capital expenditures reimbursed	—	2.5	NM
Net capital expenditures	$11.4	$21.1	(46)%
Capital expenditures as a % of total revenues	4%	7%
Net capital expenditures as a % of total revenues	4%	6%

NM - Not Meaningful
For Q4 2023, capital expenditures decreased largely due to lower product development activities across the Company’s facilities.

SEGMENT INFORMATION
In the fourth quarter of 2023, we realigned our reportable operating segments to reflect recent changes in our internal operating and reporting process. The Company now manages the business with a focus on three reportable segments: (1) a Commercial Products segment consisting of our NARCAN® and other commercial products which were sold as part of our travel health business in the second quarter of 2023; (2) a MCM Products segment consisting of the Anthrax - MCM, Smallpox - MCM and Other products and (3) a services segment (“Services”) consisting of our Bioservices. The Company evaluates the performance of these reportable segments based on revenue and segment adjusted gross margin, which is a non-GAAP financial measure. Segment revenue includes external customer sales, but does not include inter-segment services. The Company does not allocate contracts and grants, R&D, SG&A, amortization of intangible assets, interest and other income (expense) or taxes to its evaluation of the performance of these segments.
FOURTH QUARTER 2023 SEGMENT RESULTS

($ in millions)	Commercial Products
	Quarter Ended December 31,
	2023	2022	$ Change	% Change
Revenues	$111.0	$96.0	$15.0	16%
Cost of sales	50.1	40.2	9.9	25%
Gross margin **	$60.9	$55.8	$5.1	9%
Gross margin % **	55%	58%

Segment adjusted gross margin (2)	$60.9	$55.8	$5.1	9%
Segment adjusted gross margin % (2)	55%	58%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
Commercial Products gross margin increased $5.1 million, or 9%, to $60.9 million in the quarter, as compared with $55.8 million in the prior year quarter. Commercial Products gross margin percentage decreased 3 percentage points to 55% for the quarter ended December 31, 2023. The decrease was primarily due to an increase in royalty expense on OTC NARCAN® compared to Q4 2022, partially offset by a favorable change in product mix related to the sale of our travel health products. Commercial Products segment adjusted gross margin was consistent with gross margin.

($ in millions)	MCM Products
	Quarter Ended December 31,
	2023	2022	$ Change	% Change
Revenues	$138.1	$209.7	$(71.6)	(34)%
Cost of sales	97.2	127.6	(30.4)	(24)%
Gross margin **	$40.9	$82.1	$(41.2)	(50)%
Gross margin % **	30%	39%
Add back:
Changes in fair value of contingent consideration	$0.6	$0.2	$0.4	*
Inventory step-up provision	2.0	51.4	(49.4)	(96)%
Restructuring costs	(1.4)	—	(1.4)	NM
Segment adjusted gross margin (2)	$42.1	$133.7	$(91.6)	(69)%
Segment adjusted gross margin % (2)	30%	64%

* % change is greater than +/- 100%
** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful

MCM Products gross margin decreased $41.2 million, or 50%, to $40.9 million in the quarter, as compared with $82.1 million in the prior year quarter. MCM Products gross margin percentage decreased 9 percentage points to 30% for the quarter ended December 31, 2023. The decrease was largely due to lower sales volumes and inventory write-offs, coupled with an unfavorable product revenue mix which was weighted more heavily to lower margin products compared with the prior year quarter. MCM Product segment adjusted gross margin in the current year period excludes the impact of non-cash items related to the changes in the fair value of contingent consideration of $0.6 million, the inventory step-up provision of $2.0 million and the impact of restructuring costs of $(1.4) million.

($ in millions)	Services
	Quarter Ended December 31,
	2023	2022	$ Change	% Change
Revenues	$20.8	$17.4	$3.4	20%
Cost of services	37.8	52.7	(14.9)	(28)%
Gross margin **	$(17.0)	$(35.3)	$18.3	52%
Gross margin % **	(82)%	(203)%
Add back:
Restructuring costs	$0.3	$—	$0.3	NM
Segment adjusted gross margin (2)	$(16.7)	$(35.3)	$18.6	53%
Segment adjusted gross margin % (2)	(80)%	(203)%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful
Services gross margin increased $18.3 million, or 52%, to $(17.0) million in the quarter, as compared with $(35.3) million in the prior year quarter. Services gross margin percentage increased 121 percentage points to (82)% for the quarter ended December 31, 2023. The increase was primarily due to the resolution of a customer's outstanding obligation at our Bayview facility coupled with one-time costs and reserves related to the Janssen Agreement in the prior year quarter, partially offset by additional investments in quality enhancement and improvement initiatives at the Company's Camden facility and decreased production at the Company's Winnipeg facility in the current year. Services segment adjusted gross margin in the current year period excludes the impact of restructuring costs of $0.3 million.
FULL YEAR 2023 SEGMENT RESULTS

($ in millions)	Commercial Products
	Year Ended December 31,
	2023	2022	$ Change	% Change
Revenues	$497.3	$386.6	$110.7	29%
Cost of sales	210.3	160.3	50.0	31%
Gross margin **	$287.0	$226.3	$60.7	27%
Gross margin % **	58%	59%

Segment adjusted gross margin (2)	$287.0	$226.3	$60.7	27%
Segment adjusted gross margin % (2)	58%	59%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
Commercial Products gross margin increased $60.7 million, or 27%, to $287.0 million in 2023, as compared with $226.3 million in the prior year. Commercial Products gross margin percentage decreased 1 percentage point to 58% in 2023. The decrease was largely due to a decrease in the per unit selling price in response to increased competition for generic NARCAN®, partially offset by a decrease in royalty expense. Commercial Products segment adjusted gross margin was consistent with gross margin.

($ in millions)	MCM Products
	Year Ended December 31,
	2023	2022	$ Change	% Change
Revenues	$447.2	$579.6	$(132.4)	(23)%
Cost of sales	305.6	264.3	41.3	16%
Gross margin **	$141.6	$315.3	$(173.7)	(55)%
Gross margin % **	32%	54%
Add back:
Changes in fair value of contingent consideration	$0.2	$2.6	$(2.4)	(92)%
Inventory step-up provision	3.9	51.4	(47.5)	(92)%
Restructuring costs	5.6	—	5.6	NM
Segment adjusted gross margin (2)	$151.3	$369.3	$(218.0)	(59)%
Segment adjusted gross margin % (2)	34%	64%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful
MCM Products gross margin decreased $173.7 million, or 55%, to $141.6 million in 2023, as compared with $315.3 million in the prior year. MCM Products gross margin percentage decreased 22 percentage points to 32% for the year ended December 31, 2023. The decrease was largely due to lower sales volumes and higher shutdown related costs and inventory write-offs, coupled with an unfavorable product revenue mix which was weighted more heavily to lower margin products compared with the prior year. MCM Product segment adjusted gross margin in 2023 excludes the impact of restructuring costs of $5.6 million, non-cash items related to the changes in the fair value of contingent consideration of $0.2 million and the inventory step-up provision of $3.9 million.

($ in millions)	Services
	Year Ended December 31,
	2023	2022	$ Change	% Change
Revenues	$78.5	$109.9	$(31.4)	(29)%
Cost of services	189.5	268.5	(79.0)	(29)%
Gross margin **	$(111.0)	$(158.6)	$47.6	30%
Gross margin % **	(141)%	(144)%
Add back:
Restructuring costs	$8.4	$—	$8.4	NM
Segment adjusted gross margin (2)	$(102.6)	$(158.6)	$56.0	35%
Segment adjusted gross margin % (2)	(131)%	(144)%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful
Services gross margin increased $47.6 million, or 30%, to $(111.0) million in 2023, as compared with $(158.6) million in the prior year. Services gross margin percentage increased 3 percentage points to (141)% for the year ended December 31, 2023. The increase was primarily driven by one-time costs and reserves related to the Janssen Agreement in the prior year. Services segment adjusted gross margin in 2023 excludes the impact of restructuring costs of $8.4 million.

2024 FINANCIAL FORECAST
The Company provides the following financial forecast for full year 2024 and Q1 2024, in both instances reflecting management's expectations based on the most current information available.
Full Year 2024

($ in millions) METRIC	Full Year 2023 Actual	Full Year 2024 Forecast
Total revenues	$1,049.3	$900 - $1,100
Net loss	$(760.5)	$(183) - $(133)
Adjusted net loss (2)	$(319.0)	$(130) - $(80)
Adjusted EBITDA (2)	$(22.3)	$50 - $100
Total segment adjusted gross margin % (2)	33%	40% - 45%

Segment Level Revenue (4)
Commercial Products	$497.3	$460 - $500
MCM Products	$447.2	$340 - $490
Services	$78.5	$70 - $80
Q1 2024

($ in millions) METRIC	Q1 2024 Forecast
Total revenues	$200 - $250
FOOTNOTES
(1) All financial information included in this release is unaudited.
(2) See “Non-GAAP Financial Measures” and the "Reconciliation of Non-GAAP Financial Measures" tables for the definitions and reconciliations of these non-GAAP financial measures to the most closely related GAAP financial measures.
(3) Product sales, net are reported net of variable consideration including returns, rebates, wholesaler fees and prompt pay discounts in accordance with U.S. generally accepted accounting principles.
(4) Other Commercial products, which includes Vivotif® and Vaxchora®, which were sold to Bavarian Nordic as part of our travel health business in May 2023, are not included in the 2024 forecast.

CONFERENCE CALL, PRESENTATION SUPPLEMENT AND WEBCAST INFORMATION
Company management will host a conference call at 5:00 pm eastern time today, March 6, 2024, to discuss these financial results. The conference call and presentation supplement can be accessed from the Company's website or through the following:
By phone
Advance registration is required.
Visit https://register.vevent.com/register/BI4568368bc7f24d88b225baf83e5fa29c to register and receive an email with the dial-in number, passcode and registrant ID.
By webcast
Visit https://edge.media-server.com/mmc/p/zaanahs2.
A replay of the call can be accessed from the Emergent website.
ABOUT EMERGENT BIOSOLUTIONS INC.
At Emergent, our mission is to protect and enhance life. We develop, manufacture, and deliver protections against public health threats through a pipeline of innovative vaccines and therapeutics. For over 20 years, we have been at work defending people from things we hope will never happen—so that we are prepared just in case they ever do. We do what we do because we see the opportunity to create a better, more secure world. One where preparedness empowers protection from the threats we face. And peace of mind prevails. In working together, we envision protecting or enhancing 1 billion lives by 2030. For more information, visit our website and follow us on LinkedIn, Twitter, and Instagram.
NON-GAAP FINANCIAL MEASURES
In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•Adjusted Net Income (Loss)
•Adjusted Net Income (Loss) per Diluted Share
•Adjusted EBITDA
•Total Segment Revenues
•Total Segment Gross Margin
•Total Segment Gross Margin %
•Total Segment Adjusted Gross Margin
•Total Segment Adjusted Gross Margin %
•Segment Adjusted Gross Margin
•Segment Adjusted Gross Margin %

We define Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share, which are non-GAAP financial measures, as net loss and net loss per diluted share, respectively, excluding the impact of changes in fair value of contingent consideration, acquisition and divestiture-related costs, goodwill and long-lived asset impairment charges, severance and restructuring costs, exit and disposal costs, inventory step-up provisions, and non-cash amortization charges. We use Adjusted Net Income (Loss) for the purpose of calculating Adjusted Net Income (Loss) per Diluted Share. Management uses Adjusted Net Income (Loss) per Diluted Share to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net loss before income tax provision (benefit), interest expense, net, depreciation, amortization of intangible assets, changes in fair value of contingent consideration, goodwill and long-lived asset impairment charges, severance and restructuring costs, exit and disposal costs, acquisition and divestiture-related costs and inventory step-up provisions. We believe that this non-GAAP financial measure, when considered together with our GAAP financial results and GAAP financial measures, provides management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry, although it may be defined differently by different companies. Therefore, we also believe that this non-GAAP financial measure, considered along with corresponding

GAAP financial measures, provides management and investors with additional information for comparison of our operating results with the operating results of other companies.
We have included the definitions of segment gross margin and segment gross margin %, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Gross Margin, as a segment's revenues, less a segment's cost of sales or services. We define Segment Gross Margin %, as Segment Gross Margin as a percentage of a segments revenues. We define Segment Adjusted Gross Margin, which is a non-GAAP financial measure as Segment Gross Margin excluding the impact of restructuring costs and non-cash items related to changes in fair value of contingent consideration and inventory step-up provision. We define Segment Adjusted Gross Margin %, which is a non-GAAP financial measure, as Segment Adjusted Gross Margin as a percentage of a segment's revenues.
We define Total Segment Revenues, which is a non-GAAP financial measure, as our Total Revenues, less contracts and grants revenue, which is also equal to the sum of the revenues of our operating segments. We define Total Segment Gross Margin, which is a non-GAAP financial measure, as Total Segment Revenues less our aggregate cost of sales or services. We define Total Segment Gross Margin %, which is a non-GAAP financial measure, as Total Segment Gross Margin as a percentage of Total Segment Revenues. We define Total Segment Adjusted Gross Margin, which is a non-GAAP financial measure, as Total Segment Gross Margin, excluding the impact of restructuring costs, inventory step-up provision and the fair value of contingent consideration. We define Total Segment Adjusted Gross Margin %, which is a non-GAAP financial measure, as Total Segment Adjusted Gross Martin as a percentage of Total Segment Revenues.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depend upon, among other factors, the nature of the underlying expense or income amounts. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.
SAFE HARBOR STATEMENT
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the future performance of the Company or our business strategy, future operations, future financial position, future revenues and earnings, our ability to achieve the objectives of our restructuring initiatives, including our future results, projected costs, prospects, plans and objectives of management, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “plan,” “position,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect new information, events or circumstances.
There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including, among others, the availability of USG funding for contracts related to procurement of our MCM products, including CYFENDUS® (Anthrax Vaccine Adsorbed (AVA), Adjuvanted), BioThrax® (Anthrax Vaccine Adsorbed), ACAM2000®, (Smallpox (Vaccinia) Vaccine, Live), among others, as well as contracts related to development of medical countermeasures; the availability of government funding for our other commercialized products, including EbangaTM (ansuvimab-zykl), BAT® (Botulism Antitoxin Heptavalent) and RSDL® (Reactive Skin Decontamination Lotion Kit); our ability to meet our commitments to quality and compliance in all of our manufacturing operations; our ability to negotiate additional USG procurement or follow-on contracts for our MCM products that have expired or will be expiring; the commercial availability and acceptance of over-the-counter NARCAN® (naloxone HCl) Nasal Spray; the impact of the generic marketplace on NARCAN® (naloxone HCI) Nasal Spray and future NARCAN® sales; our ability to perform under our contracts with the USG, including the timing of and specifications relating to deliveries; our ability to provide Bioservices for the development and/or manufacture of product and/or product candidates of our customers at required levels and on required timelines; the ability of our contractors and suppliers to maintain compliance with current good manufacturing practices and other regulatory obligations; our ability to negotiate further commitments related to the collaboration and deployment of capacity toward future commercial manufacturing under our existing Bioservices contracts; our ability to collect reimbursement for raw materials and payment of services fees from our Bioservices customers; the results of pending stockholder litigation and government investigations and their potential impact on our business; our ability to comply with the operating and financial covenants required by our senior secured credit facilities and the amended and restated credit agreement relating to such facilities, and our 3.875% Senior Unsecured Notes due 2028; our ability to resolve the going concern qualification in our consolidated financial statements and otherwise successfully manage our liquidity in order to continue as a going concern; the procurement of our product candidates by USG entities under regulatory authorities that permit government procurement of certain medical products prior to FDA marketing authorization, and corresponding procurement by government entities outside of the United States; our ability to realize the expected benefits of the sale of our travel health business to Bavarian Nordic; the impact of the organizational changes we announced in January 2023 and August 2023; our ability to identify and acquire companies, businesses, products or product candidates that satisfy our selection criteria; the impact of cyber security incidents, including the risks from the unauthorized access interruption, failure or compromise of our information systems or those of our business partners, collaborators or other third parties; the success of our commercialization, marketing and manufacturing capabilities and strategy; and the accuracy of our estimates regarding future revenues, expenses, capital requirements and needs for additional financing. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Readers should consider this cautionary statement, as well as the risks identified in our periodic reports filed with the Securities and Exchange Commission, when evaluating our forward-looking statements.

Trademarks

Emergent®, BioThrax®, BaciThrax®, RSDL®, BAT®, Trobigard®, Anthrasil®, CNJ-016®, ACAM2000®, NARCAN®, CYFENDUS®, TEMBEXA® and any and all Emergent BioSolutions Inc. brands, products, services and feature names, logos and slogans are trademarks or registered trademarks of Emergent BioSolutions Inc. or its subsidiaries in the United States or other countries. All other brands, products, services and feature names or trademarks are the property of their respective owners.

Investor Contact Rich Lindahl Executive Vice President, Chief Financial Officer lindahlr@ebsi.com	Media Contact Assal Hellmer Vice President, Communications mediarelations@ebsi.com

Emergent BioSolutions Inc.
Consolidated Balance Sheets
(unaudited, in millions, except per share data)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$111.7	$642.6
Accounts receivable, net	191.0	159.2
Inventories, net	328.9	350.7
Prepaid expenses and other current assets	47.9	57.9
Total current assets	679.5	1,210.4

Property, plant and equipment, net	382.8	817.6
Intangible assets, net	566.6	728.8
Goodwill	—	218.2
Other assets	194.3	191.3
Total assets	$1,823.2	$3,166.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112.2	$103.5
Accrued expenses	18.6	34.9
Accrued compensation	74.1	87.3
Debt, current portion	413.7	957.3
Other current liabilities	32.7	45.9
Total current liabilities	651.3	1,228.9

Debt, net of current portion	446.5	448.5
Deferred tax liability	47.2	59.7
Other liabilities	28.9	41.5
Total liabilities	$1,173.9	$1,778.6

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 15.0 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001 per share; 200.0 shares authorized, 57.8 and 55.7 shares issued; 52.2 and 50.1 shares outstanding, respectively.	0.1	0.1
Treasury stock, at cost, 5.6 and 5.6 common shares, respectively	(227.7)	(227.7)
Additional paid-in capital	904.4	873.5
Accumulated other comprehensive income (loss), net	(5.7)	3.1
Retained earnings (accumulated deficit)	(21.8)	738.7
Total stockholders’ equity	$649.3	$1,387.7
Total liabilities and stockholders’ equity	$1,823.2	$3,166.3

Emergent BioSolutions Inc.
Consolidated Statements of Operations
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Commercial Product sales	$111.0	$96.0	$497.3	$386.6
MCM Product sales	138.1	209.7	447.2	579.6
Total Product sales, net	249.1	305.7	944.5	966.2
Bioservices:
Services	20.6	17.2	72.8	105.0
Leases	0.2	0.2	5.7	4.9
Total Bioservices revenues	20.8	17.4	78.5	109.9
Contracts and grants	6.7	7.1	26.3	41.4
Total revenues	276.6	330.2	1,049.3	1,117.5

Operating expenses:
Cost of Commercial Product sales	50.1	40.2	210.3	160.3
Cost of MCM Product sales	97.2	127.6	305.6	264.3
Cost of Bioservices	37.8	52.7	189.5	268.5
Goodwill impairment	—	6.7	218.2	6.7
Impairment of long-lived assets	—	—	306.7	—
Research and development	29.4	47.0	111.4	188.3
Selling, general and administrative	89.7	93.4	368.4	339.5
Amortization of intangible assets	16.2	17.9	65.6	59.9
Total operating expenses	320.4	385.5	1,775.7	1,287.5

Loss from operations	(43.8)	(55.3)	(726.4)	(170.0)

Other income (expense):
Interest expense	(21.7)	(12.8)	(87.9)	(37.3)
Gain on sale of business	—	—	74.2	—
Other, net	11.0	6.7	8.9	(11.7)
Total other income (expense), net	(10.7)	(6.1)	(4.8)	(49.0)

Loss before income taxes	(54.5)	(61.4)	(731.2)	(219.0)
Income tax provision (benefit)	(5.0)	5.6	29.3	(7.4)
Net loss	$(49.5)	$(67.0)	$(760.5)	$(211.6)

Net loss per common share
Basic	$(0.95)	$(1.34)	$(14.85)	$(4.22)
Diluted	$(0.95)	$(1.34)	$(14.85)	$(4.22)

Shares used in computing net loss per common share
Basic	51.9	49.9	51.2	50.1
Diluted	51.9	49.9	51.2	50.1

Emergent BioSolutions Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Year Ended December 31,
	2023	2022
Operating Activities
Net income (loss)	$(760.5)	$(211.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	23.1	45.1
Depreciation and amortization	125.1	143.3
Change in fair value of contingent obligations, net	0.2	2.6
Amortization of deferred financing costs	21.3	4.1
Deferred income taxes	(8.9)	(28.6)
Gain on sale of travel health business	(74.2)	—
Goodwill impairment	218.2	6.7
Impairment of long-lived assets	306.7	—
Other	13.0	6.4
Changes in operating assets and liabilities:
Accounts receivable	(21.6)	118.1
Inventories	0.6	(57.1)
Prepaid expenses and other assets	11.7	(19.9)
Accounts payable	10.6	(14.0)
Accrued expenses and other liabilities	(55.7)	(66.7)
Accrued compensation	(10.4)	(0.8)
Long-term incentive plan accrual	4.8	—
Income taxes receivable and payable, net	(16.2)	28.7
Contract liabilities	5.9	9.6
Net cash used in operating activities	(206.3)	(34.1)
Investing Activities
Purchases of property, plant and equipment	(51.6)	(115.8)
Royalty settlement payment	—	(21.8)
Milestone payment from prior asset acquisition	(6.3)	—
Asset acquisitions	—	(243.7)
Proceeds from sale of travel health business, net	270.2	—
Net cash provided by (used in) investing activities	212.3	(381.3)
Financing Activities
Purchases of treasury stock	—	(82.1)
Proceeds from revolving credit facility	20.0	598.0
Principal payments on revolving credit facility	(398.8)	—
Principal payments on term loan facility	(164.6)	(33.8)
Proceeds from stock-based compensation activity	1.8	5.0
Taxes paid for stock-based compensation activity	(2.5)	(5.9)
Proceeds from at-the-market sale of stock, net of commissions and expenses	8.4	—
Net cash provided by (used in) financing activities:	(535.7)	481.2
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.2)	0.5
Net change in cash, cash equivalents and restricted cash	(530.9)	66.3
Cash, cash equivalents and restricted cash, beginning of period	642.6	576.3
Cash, cash equivalents and restricted cash, end of period	$111.7	$642.6
Supplemental cash flow disclosures:
Cash paid for interest	$68.3	$33.0
Cash paid for income taxes	$52.8	$6.2
Non-cash investing and financing activities:
Purchases of property, plant and equipment unpaid at period end	$5.7	$9.4
Gain on extinguishment of debt	$2.5	$—

Emergent BioSolutions, Inc.
Reconciliation of Non-GAAP Financial Measures
Reconciliation of Net Loss and Net Loss per Diluted Share to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share(1)

($ in millions, except per share value)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022	Source
Net loss	$(49.5)	$(67.0)	$(760.5)	$(211.6)
Adjustments:
Non-cash amortization charges	$22.0	$18.8	$86.8	$64.0	Intangible Asset ("IA") Amortization, Other Income
Changes in fair value of contingent consideration	0.6	0.2	0.2	2.6	MCM Product COGS
Impairments	—	6.7	524.9	6.7	Goodwill and Long-lived Asset Impairment
Severance and restructuring costs	(1.1)	—	33.4	—	COGS, SG&A and R&D
Inventory step-up provision	2.0	51.4	3.9	51.4	MCM Product COGS
Acquisition and divestiture costs	1.9	0.7	4.7	1.8	SG&A
Exit and disposal costs	6.4	—	12.5	—	Other Income (Expense)
Gain on sale of business	—	—	(74.2)	—	Other Income (Expense)
Other income (expense), net item	(2.5)	—	(2.5)	—	Other Income (Expense)
Tax effect	(19.8)	(4.9)	(148.2)	(14.6)
Total adjustments:	$9.5	$72.9	$441.5	$111.9
Adjusted net income (loss)	$(40.0)	$5.9	$(319.0)	$(99.7)
Net loss per diluted share	$(0.95)	$(1.34)	$(14.85)	$(4.22)
Adjustments:
Non-cash amortization charges	$0.42	$0.38	$1.70	$1.28	IA Amortization, Other Income
Changes in fair value of contingent consideration	0.01	—	—	0.05	MCM Product COGS
Impairments	—	0.13	10.25	0.13	Goodwill and Long-lived Asset Impairment
Severance and restructuring costs	(0.02)	—	0.65	—	COGS, SG&A and R&D
Inventory step-up provision	0.04	1.03	0.08	1.03	MCM Product COGS
Acquisition and divestiture costs	0.04	0.01	0.09	0.04	SG&A
Exit and disposal costs	0.12	—	0.24	—	Other Income (Expense)
Gain on sale of business	—	—	(1.45)	—	Other Income (Expense)
Other income (expense), net item	(0.05)	—	(0.05)	—	Other Income (Expense)
Tax effect	(0.38)	(0.10)	(2.89)	(0.29)
Total adjustments:	$0.18	$1.45	$8.62	$2.24
Adjusted net income (loss) per diluted share	$(0.77)	$0.11	$(6.23)	$(1.98)
Diluted shares used in computing Adjusted net income (loss) per diluted share	51.9	49.9	51.2	50.1

Emergent BioSolutions, Inc.
Reconciliation of Net Loss to Adjusted EBITDA (1)

($ in millions)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(49.5)	$(67.0)	$(760.5)	$(211.6)
Adjustments:
Depreciation & amortization	$29.6	$35.6	$125.1	$143.3
Income taxes	(5.0)	5.6	29.3	(7.4)
Total interest expense, net	21.0	10.8	80.9	34.0
Impairments	—	6.7	524.9	6.7
Inventory step-up provision	2.0	51.4	3.9	51.4
Changes in fair value of contingent consideration	0.6	0.2	0.2	2.6
Severance and restructuring costs	(1.1)	—	33.4	—
Exit and disposal costs	6.4	—	12.5	—
Acquisition and divestiture costs	1.9	0.7	4.7	1.8
Gain on sale of business	—	—	(74.2)	—
Other income (expense), net item	(2.5)	—	(2.5)	8.0
Total adjustments	$52.9	$111.0	$738.2	$240.4
Adjusted EBITDA	$3.4	$44.0	$(22.3)	$28.8

Emergent BioSolutions, Inc.
Reconciliations of Total Revenues to Total Segment Revenues and of Segment and Total Segment Gross Margin and Gross Margin %
to Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin % (1)

Three Months Ended December 31, 2023 (unaudited, in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$111.0	$138.1	$20.8	$269.9	$6.7	$276.6

Cost of sales or services	50.1	97.2	37.8	185.1

Gross margin	$60.9	$40.9	$(17.0)	$84.8
Gross margin %	55%	30%	(82)%	31%

Add back:
Changes in fair value of contingent consideration	$—	$0.6	$—	$0.6
Inventory step-up provision	—	2.0	—	2.0
Restructuring costs	—	(1.4)	0.3	(1.1)

Adjusted gross margin	$60.9	$42.1	$(16.7)	$86.3
Adjusted gross margin %	55%	30%	(80)%	32%

Three Months Ended December 31, 2022 (unaudited, in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$96.0	$209.7	$17.4	$323.1	$7.1	$330.2

Cost of sales or services	40.2	127.6	52.7	220.5

Gross margin	$55.8	$82.1	$(35.3)	$102.6
Gross margin %	58%	39%	(203)%	32%

Add back:
Changes in fair value of contingent consideration	$—	$0.2	$—	$0.2
Inventory step-up provision	—	51.4	—	51.4

Adjusted gross margin	$55.8	$133.7	$(35.3)	$154.2
Adjusted gross margin %	58%	64%	(203)%	48%

Emergent BioSolutions, Inc.
Reconciliations of Total Revenues to Total Segment Revenues and of Segment and Total Segment Gross Margin and Gross Margin %
to Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin % (1)

Year Ended December 31, 2023 (unaudited, in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$497.3	$447.2	$78.5	$1,023.0	$26.3	$1,049.3

Cost of sales or services	210.3	305.6	189.5	705.4

Gross margin	$287.0	$141.6	$(111.0)	$317.6
Gross margin %	58%	32%	(141)%	31%

Add back:
Changes in fair value of contingent consideration	$—	$0.2	$—	$0.2
Inventory step-up provision	—	3.9	—	3.9
Restructuring costs	—	5.6	8.4	14.0

Adjusted gross margin	$287.0	$151.3	$(102.6)	$335.7
Adjusted gross margin %	58%	34%	(131)%	33%

Year Ended December 31, 2022 (in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$386.6	$579.6	$109.9	$1,076.1	$41.4	$1,117.5

Cost of sales or services	160.3	264.3	268.5	693.1

Gross margin	$226.3	$315.3	$(158.6)	$383.0
Gross margin %	59%	54%	(144)%	36%

Add back:
Changes in fair value of contingent consideration	$—	$2.6	$—	$2.6
Inventory step-up provision	—	51.4	—	51.4

Adjusted gross margin	$226.3	$369.3	$(158.6)	$437.0
Adjusted gross margin %	59%	64%	(144)%	41%

Emergent BioSolutions, Inc.
Reconciliation of Net Loss Forecast to Adjusted Net Loss Forecast

($ in millions)	2024 Full Year Forecast	Source
Net loss	$(183) - $(133)
Adjustments:
Non-cash amortization charges	$65	IA Amortization Other Income
Changes in fair value of contingent consideration	2	MCM Product COGS
Tax effect	(14)
Total adjustments:	$53
Adjusted net loss	$(130) - $(80)
Reconciliation of Net Loss Forecast to Adjusted EBITDA Forecast

($ in millions)	2024 Full Year Forecast
Net loss	$(183) - $(133)
Adjustments:
Depreciation & amortization	$111
Income taxes	59
Total interest expense, net	61
Changes in fair value of contingent consideration	2
Total adjustments	$233
Adjusted EBITDA	$50 - $100
Reconciliations of Forecasted Total Revenues to Forecasted Total Segment Revenues and of Forecasted Segment and Total Segment Gross Margin and Gross Margin % to Forecasted Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin % (1)

(in millions)	2024 Full Year Forecast
Total revenues	$900 - $1,100
Contracts & Grants	(30)
Total segment revenues	$870 - $1070

Cost of sales or services	$524 - $590
Total segment gross margin	$346 - $480
Total segment gross margin %	40% - 45%
Add back:
Changes in fair value of contingent consideration	$2
Total segment adjusted gross margin	$348 - $482
Total segment adjusted gross margin %	40% - 45%